UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 2, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-32593

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Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma                                                                                                     73-1599600

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

(Address of principal executive offices)

  (877) 329-8388

(Issuer's telephone number, including area code)

Item 1.01    Entry Into a Material Definitive Agreement

    On April 2, 2005, Wentworth Energy, Inc. ("Wentworth" or the "Company") entered into a Management Agreement (the "Agreement") with Paradigm Process Inc ("Paradigm").  Pursuant to the Agreement, Paradigm has agreed to provide the services of John Punzo as Chief Executive Officer of the Company.  As compensation for these services Wentworth has agreed to pay Paradigm a monthly fee of $13,700, payable in cash or common stock of the Company.  Additionally, the Company has agreed to pay a one-time fee to Paradigm of $10,000 upon execution of the Agreement.  The Company will also grant to Paradigm, from time to time, incentive stock options, not less than 1,000,000 per year, in such amount and under such terms as approved by the directors of the Company and is acceptable to such regulatory authorities having jurisdiction.  The Company and Paradigm will negotiate a bonus annually, which will enable Paradigm to a minimum 50% bonus based on the monthly payments of $13,700 per month.  The bonus will be directly tied to the financial performance of the Company based on the contribution by Paradigm.

Item 5.02    Appointment of Principal Officers

    On April 2, 2005, the Company appointed John Punzo as Chief Executive Officer.   Mr. Punzo is also Chief Executive Officer of Paradigm.  On March 22, 2005,  Paradigm purchased 312,500 shares of the Company's common stock at a price of $0.02 per share.

    From 1981 to late 1998 Mr. Punzo was a self employed businessman and entrepreneur, launching and operating several businesses, including a successful restaurant operation in Vancouver, Canada. Mr. Punzo also has played a key role in obtaining funding for a number of public and private companies. In late 1998, John began working with the existing Management of Showstar Entertainment assisting them in the re-structuring of the company. After the company went public, it became apparent to the Board of Directors that a strategic shift would be necessary and they felt that Mr. Punzo would be a required element in changing the company's direction. John accepted the position of President and CEO of Showstar in January 1999. In the year that followed, John directed the Company into the Internet industry where the Company operated until June 2001. During the following year the Company looked at various opportunities and chose to enter the oil and gas industry. In June 2002, the Company changed its name and Mr. Punzo became Chairman, President & CEO of Sonoran Energy, Inc. until December 16, 2003.   From December 17, 2003, he has worked as a consultant with the new management at Sonoran and other public and private companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2005

WENTWORTH ENERGY, INC.

/s/ Gordon McDougall

     Gordon McDougall,

     Director